[LOGO] Florida Progress Corporation
One Progress Plaza 33701
P.O. Box 33042
St. Petersburg, FL 33733
813/824-6400

                                                  March 21, 1996

Allen J. Keesler, Jr.
President
Florida Power Corporation
3201 34th Street, South
St. Petersburg, FL  33733

Dear Allen:

In view of your impending retirement on April 1, 1996, this letter will serve as a means for Florida Progress Corporation ("Florida Progress") and Florida Power Corporation ("Florida Power") to acknowledge the benefits that they are willing to provide in connection with your retirement as an officer of Florida Power.

         Florida Progress and Florida Power agree to the following:

              1. Your current salary shall continue through April 1, 1996, and you shall be eligible to earn a pro-rata Management Incentive Compensation Plan award for 1996. In addition, you will earn compensation for any unused vacation that was earned in 1995. The restricted shares you have earned under the 1992-1994 and the 1993-1995 performance cycles of the Long Term Incentive Plan shall vest as of January 1, 1997, and all restrictions under that plan shall lapse as of that date. You also shall be eligible to earn a pro rata percentage of your Long Term Incentive Plan award for Cycles IV and V.

              2. You have been designated a participant under Article 5 of the Florida Progress Corporation Supplemental Executive Retirement Plan, as amended and restated as of October 1, 1994 ("SERP"), by the Compensation Committee of the Board of Directors of Florida Progress. Upon your retirement from Florida Power, the amount of your total yearly retirement benefit, payable monthly pursuant to
              Section 5.1(b)(1) of the SERP, would be $375,761.53 until you reach age 62, assuming that you select the 50% contingent annuitant option as a survivor benefit under the Employees Retirement Plan of Florida Progress Corporation ("Retirement Plan") and the Florida Progress Corporation Retirement Benefit Nondiscrimination Plan for Excess Benefits ("Nondiscrimination Plan"). You may select from several other survivor benefit payment options under those two

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A. J. Keesler, Jr.
Page 2

              plans; however, selecting another payment option would change the amount of your total payments under those three plans, due to the adjustment provided for in Section 6.1(c) of the SERP. For example, your selection of the 100% contingent annuitant option would result in a total annual benefit to you of $368,752.75 until age 62. After age 62, your annual benefit, in any event, will be reduced by $11,856, which is the amount of your annual social security retirement benefit. Upon your death, your wife, Sarah, shall be entitled to receive a surviving spouse benefit pursuant to Section 5.2 of the SERP, provided she is your legal spouse on your date of death. The foregoing amounts do not reflect any required withholdings for federal tax purposes.

              3. The amount by which the total monthly amounts payable pursuant to paragraph 2 above exceeds the sum of the monthly amounts payable pursuant to the Retirement Plan and the Nondiscrimination Plan are payable solely from and pursuant to Article 5 of the SERP.

              4. You are entitled to receive medical benefits under the terms and conditions of the Florida Power Comprehensive Medical Plan.

              5. You are entitled to receive life insurance coverage equal to your base salary until you reach age 70, at which point your life insurance will decrease to one-half of that base salary calculation.

              6. You have previously been designated a participant in the SERP under Article 4. As a vested participant, you and your wife, Sarah, are entitled to certain benefits. However, under the SERP, you may not receive the special early retirement benefits under
              Article 5 if you are eligible for benefits under Article 4. Consequently, you and Sarah hereby waive and relinquish all benefits you are entitled to under Article 4 of the SERP and withdraw as a participant thereunder.

              7. Deferrals of compensation under the Executive Deferred Compensation Plan will be paid out in the month that you designate in 1996, or automatically in the first quarter of 1997.

In consideration of the preceding:

          A. You agree not to sue or to file any action or charge, claim, or lawsuit, and to fully release and discharge Florida Power and/or Florida Progress Corporation ("Florida Progress") and their employees, officers, and directors, from any and all claims, wages, causes of action, expenses, attorneys' fees, damages, judgments, and liabilities under applicable federal, state or local law, regulation, or ordinance including, but not limited to, any claim for age or other type of discrimination under the Age Discrimination in Employment Act, The Older Workers' Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or any other federal, state, or

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A. J. Keesler, Jr.
Page 3

          local law or ordinance. This waiver and release does not apply to any claims or rights that may arise under the Age Discrimination in Employment Act after the date that you sign this agreement. Florida Progress expressly denies any violation of any of its policies, procedures, or local, state or federal laws, regulations, or ordinances.

          B. You agree that you have been privy to certain confidential or proprietary information concerning Florida Progress and its affiliates, including, but not limited to, confidential or proprietary information relating to strategic business plans, ongoing business operations and practices, financial data (both historical and projected), business relationships (including those with customers, vendors and co-ventures or partners) and trade secrets. You agree that you will not (i) divulge such information to any person or organization, other than to further the business interests of Florida Progress and its affiliates, (ii) use such information in a manner that would be detrimental to Florida Progress or any of its affiliates, or (iii) purchase or sell securities based upon such information, unless in all cases such information becomes public otherwise than as a result of a breach of confidence. Also, we expect that you will refrain from accusing Florida Progress or its affiliates of any wrongdoing based upon events that have occurred to date; provided, however, that the foregoing undertaking on your part will not preclude you from providing truthful testimony to or before a court or regulatory body in the event you are required to do so and provided, however, you may disclose information if the disclosure is protected by the Florida Whistleblowers Act of 1986, or any similar applicable federal or state statute.

          C. You also acknowledge that you are aware of the forfeiture provisions contained in Sections 5.05 of the Nondiscrimination Plan and Section 9.4 of the SERP, which are attached hereto, and that they impose obligations on you which if breached could result in the forfeiture of benefits payable in accordance with this Agreement and those plans. Among other things, you are obligated to not render any services of any advisory nature or become employed by or participate or engage in any business in competition with Florida Progress or any of its subsidiaries, without the prior written consent of Florida Progress. For purposes of this sub-paragraph C., any entity (including, but not limited to, any investor-owned company, electric co-operative, independent power producer, municipal or public agency or authority) involved, directly or indirectly, in the ownership or operation of facilities used for the generation, transmission, distribution, or brokering of electricity shall be considered to be in competition with Florida Power.

          D. You also agree that the entitlement to be paid benefits under this agreement and pursuant to the SERP and the Nondiscrimination Plan (but not the benefits payable pursuant to the Retirement Plan), whether to you or your surviving spouse, shall be discontinued and forfeited, and Florida Progress and Florida Power shall have no further obligation under the SERP to you or your surviving spouse if (1) you undertake or engage in any act or conduct (whether alone, or with or on behalf of any person or firm) that has or is reasonably likely to have an adverse impact on the financial condition, operations or business prospects of Florida Progress or any of its affiliates

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A. J. Keesler, Jr.
Page 4

         and (2) within thirty days after Florida Progress requests that you cease such act or conduct, you fail to cease such act or conduct.

The obligation of Florida Power and Florida Progress to provide the above-described benefits is conditioned upon your acceptance of, and agreement to comply with, the obligations contained or referred to in the preceding four paragraphs. Should you accept those conditions and obligations and subsequently breach their terms, Florida Power and Florida Progress shall have no further obligations under this Agreement and may avail themselves of any judicial relief, including, without limitation, the recoupment of all monies paid and the value of all benefits conveyed under this Agreement, except for any monies paid and benefits conveyed from the Retirement Plan.

Should Florida Progress or Florida Power waive performance of any of your obligations, that will not constitute an ongoing waiver or a waiver of such obligation in the future.

Should any party to this Agreement engage the services of an attorney in order to enforce its rights under this Agreement in the event of a breach thereof, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys' fees before and at trial and in appellate proceedings), together with prejudgment interest on any amounts found due from the date such amounts would have been payable at an annual interest rate of six percent (6%).

It is recommended that you review this Agreement with an attorney prior to signing and accepting its terms.

You will have forty-five (45) days from the date of your receipt of this Agreement to review it prior to signing. In addition, you will have the right to revoke this Agreement within seven (7) days of the date on which the Agreement is signed by the parties to the Agreement. In the event that you revoke this Agreement, the benefits described within this Agreement will not be paid to you. You understand and agree that the benefits under this Agreement will not be paid until the expiration of this seven (7) day period.

This Agreement may not be altered, amended, modified or terminated except by an instrument in writing executed by an authorized representative of Florida Progress, Florida Power and you. You agree that, except for your rights under the plans listed in Schedule A hereto, this is the entire Agreement between you, Florida Progress and Florida Power, written or oral. The rights and obligations of each party under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of that party.

A. J. Keesler, Jr.
Page 5

The undersigned parties have had an opportunity to read and review this document and they freely, voluntarily and without coercion agree to the terms set forth within this Agreement and waive any rights in contradiction thereto.

This document was received by you on March 22, 1996.

                                       FLORIDA PROGRESS CORPORATION


                                       By:  /s/ Richard Korpan
                                       ------------------------------
                                       Richard Korpan
                                       President and Chief Operating Officer
                                       Date:  3/21/96


                                       FLORIDA POWER CORPORATION
AGREED:

/s/ Allen J. Keesler, Jr.              By:  /s/ Joseph H. Richardson
---------------------------            ------------------------------
Allen J. Keesler, Jr.                  Joseph H. Richardson
                                       Senior Vice President
/s/ Sarah Keesler                      Date: 3/22/96
---------------------------
Sarah Keesler
Date: 3/28/96










Attachments

                          Schedule A to Keesler Letter



1.       Employees' Retirement Plan of Florida Progress Corporation.

2. Florida Progress Corporation Retirement Benefit Nondiscrimination Plan for Excess Benefits.

3. Florida Progress Corporation Supplemental Executive Retirement Plan, Benefits under Article 5.

4.       Savings Plan for Employees of Florida Progress Corporation.

5.       Florida Progress Corporation Long-Term Incentive Plan.

6.       Florida Power Comprehensive Medical Plan.

7.       Florida Progress Executive Deferred Compensation Plan.

         9.4 Forfeiture of Benefits. As a condition of receiving benefits under this Plan, a Participant shall not, directly or indirectly, after the termination of his or her employment with an Employer:

          (a) use or disclose any financial or business information of the Company and/or its subsidiaries obtained by the Participant during the course of his or her employment, other than information that has been previously made available to the public through normal, authorized business channels, in a manner that would be prejudicial to the interests of the Company and its subsidiaries. Notwithstanding the preceding requirements of this subsection (a), a Participant may disclose information if required by legal process or if the disclosure is protected by the Florida Whistle-blower's Act of 1986, or any similar applicable federal or state statue; or

          (b) render any services of an advisory nature or become employed by or participate or engage in any business in competition with the Company or any of its subsidiaries, without the prior written consent of his or her Employer. A Participant shall be considered as engaging in a business if he or she is a shareholder or other owner, or partner, director, officer, or employee of, or consultant to, the business; provided, that a Participant shall not be prohibited from owning securities of a competitor if (1) the securities owned constitute less that 2% of the competitor's total outstanding securities of the same class and (2) the Participant does not have the power to control, direct or substantially influence the competitor's management or policies.

Any breach of any of the foregoing conditions will result in complete forfeiture of any further benefits under the Plan for both the Participant and any surviving spouse of the Participant. The immediately preceding sentence shall not require the forfeiture or the return of any benefit received or due prior to the breach of any of the specific conditions.

         9.5 Applicable Law. This instrument shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by the laws of the United States.

                     RETIREMENT BENEFIT NONDISCRIMINATION PLAN


         ARTICLE V - GENERAL PROVISIONS

         5.01 If and whenever the Board of Directors authorizes post-retirement increases in benefits in respect of Employees retired under the Retirement Plan, the Company shall, unless otherwise directed by the said Board, contemporaneously grant increases in benefits under this Plan to parallel the action taken by said Board with respect to Retirement Plan benefits.

         5.02 The Company shall have the right to deduct from each payment to be made under this Plan any required withholding taxes.

         5.03 Except as specifically provided herein, benefits payable hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

         5.04 In the event that the Company shall find that an Eligible Employee or other person entitled to a benefit is unable to care for his affairs because of illness or accident, is a minor or has died, the Company may direct that any benefit payment due him, unless claim shall be have been made therefor by a duly appointed legal representative, be paid to his spouse, a child including an adopted child of the Eligible Employee, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

         5.05 In the event that an Eligible Employee shall commit any wrongful act, either directly or indirectly, against, and to the detriment of, the Company, and as a result thereof his employment is terminated, the Company shall have no further obligation to make payments either to the Eligible Employee or his beneficiary under the Plan. In addition, an Eligible Employee shall forfeit any benefit payments thereafter due him under the Plan if he, without the prior written consent of the company, at any time enters into or in any manner takes part either as an employee, agent, officer, director, owner, or otherwise, in any business which is in competition with the Company or any of its subsidiaries. The Company shall have the absolute right to determine in its sole discretion:

                          (i)  whether or not an Eligible
                               Employee's employment was
                               terminated as a result of
                               a wrongful act and

                         (ii)  whether or not an Eligible
                               Employee has in any manner
                               entered into competitive
                               activity so as to cause
                               termination of his benefits
                               hereunder.